EXHIBIT 99.1
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PRESS RELEASE


For Immediate Release


                                  200 East Randolph Drive
                                  Chicago Illinois 60601

                                  22 Hanover Square
                                  London W1A 2BN


Contact:   Gayle Kantro
Company:   Jones Lang LaSalle
Phone:     +1 312 228 2795
Email:     gayle.kantro@am.joneslanglasalle.com




      JONES LANG LASALLE ANNOUNCES CHANGES TO BOARD OF DIRECTORS
    NEW COMPOSITION CONSISTS OF MAJORITY OF NON-EMPLOYEE DIRECTORS


CHICAGO, LONDON and SINGAPORE SEPTEMBER 9, 2002 - Jones Lang LaSalle Incorporated (NYSE: JLL) announced that, at its September 6 meeting, the Board of Directors unanimously approved changes to the composition of the Board to create a majority of non-employee Directors. This change was accomplished by reducing the size of the Board from fourteen to nine Directors, of whom three Directors are employees and six Directors are not employees. Continuing on the Board are Stuart L. Scott, Chairman of the Board, Christopher A. Peacock, Chief Executive Officer, and Peter C. Roberts, Chief Operating Officer, as employee directors, and Henri-Claude de Bettignies, Darryl Hartley-Leonard, Derek A. Higgs, Sheila A. Penrose, Jackson P. Tai and Thomas C. Theobald, as non-employee directors.

"We are committed to strong corporate governance and had been considering this change even prior to the New York Stock Exchange proposal regarding board independence," said Stuart Scott, Chairman of the Board of Jones Lang LaSalle Incorporated. "On behalf of our entire Board, I thank our employee Directors leaving the Board for their excellent service. We have been, and continue to be, very fortunate to have a Board composed of Directors with exceptional skills and experience."

The reduction in the number of employee directors was accomplished by accepting the resignations as Directors of Robin S. Broadhurst, Christopher M.G. Brown, Robert S. Orr, Lynn C. Thurber and Earl E. Webb, who remain in their executive positions with the firm.

Jones Lang LaSalle is the world's leading real estate services and investment management firm, operating across more than 100 markets on five continents. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of approximately 725 million square feet under management worldwide.





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